EXHIBIT 10.31

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of the 17th day of December 2015, by and among Tom Amato (the “Executive”) and Metaldyne Performance Group, Inc., a Delaware corporation (“MPG,” and together with its subsidiaries, the “MPG Entities”).

RECITALS

A.

MPG entered into an Employment Agreement, dated as of August 4, 2014 (the “Employment Agreement”) pursuant to which the Executive was employed as Co-President of MPG and President and Chief Executive Officer of Metaldyne LLC.

B.	Executive and MPG have mutually agreed to the termination of Executive’s employment.
C.	Executive is party to the following agreements with one or more of MPG and its affiliates and subsidiaries:

1.Exchange and Subscription Agreement, dated as of November 1, 2012, by and between ASP MD Holdings, Inc., a Delaware corporation, and Executive.

2Stockholders’ Agreement (the “Stockholders’ Agreement”), dated as of August 4, 2014, by and among MPG, ASP MD Investco LP, a Delaware limited partnership, ASP HHI Investco LP, a Delaware limited partnership, ASP Grede Investco LP, a Delaware limited partnership, and the minority investors identified therein.

3.Nonqualified Stock Option Agreement (the “Tranche-A Replacement Option Agreement”), dated as of August 4, 2014, by and between MPG and Executive.

4.Nonqualified Stock Option Agreement (the “Tranche-B Replacement Option Agreement”), dated as of August 4, 2014, by and between MPG and Executive.

5.Nonqualified Stock Option Agreement (the “10% Grant Option Equivalent Agreement”), dated as of August 4, 2014, by and between MPG and Executive.

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6.Nonqualified Stock Option Agreement (the “10% Grant Common Share Equivalent Agreement”), dated as of August 4, 2014, by and between MPG and Executive.

7.Restricted Stock Award Agreement (the “RSA”), by and between MPG and Executive.

D.

Executive will continue to serve in his current capacity until December 23, 2015 (the “Separation Date” and such period of time between the date hereof and the Separation Date, the “Period of Continued Employment”).

E.	Executive owns 133,334 shares (the “Merger RSUs”) of restricted stock in MPG, none of which have vested, and is a party to the RSA and the Stockholders’ Agreement with respect thereto.
F.	Executive owns 9,920 RSU’s (the “LTIP RSU’s”), none of which have vested, pursuant to MPG’s long term incentive plan, and is a party to the Stockholders’ Agreement with respect thereto.
G.

Executive owns 112,387 RSU’s of restricted stock in MPG (the “Bonus RSUs” and, together with the LTIP RSU’s and the Merger RSU’s, the “RSU’s”), none of which have vested, which were awarded on September 1, 2015 and is a party to the Stockholders’ Agreement with respect thereto.

H.

Executive owns 256,170 shares of common stock and an additional 6,448 shares of common stock currently held in escrow (collectively, “MPG Stock Holdings”) pursuant to that certain Escrow Agreement (the “Escrow Agreement”), dated December 18, 2012, by and among ASP MD Intermediate Holdings II, Inc., ASP MD Holdings, Inc., Carlyle CIM Agent, L.L.C., Participating Optionholders (as defined therein) and Wells Fargo Bank, National Association, in MPG and is party to the Stockholders’ Agreement with respect thereto.

I.

Executive holds 369,870 options to purchase shares of common stock in MPG, of which 369,870 have not vested (the “Unvested MD Tranche-A Options”), at an exercise price of $5.40 and is a party to the Tranche-A Replacement Option Agreement and the Stockholders’ Agreement with respect thereto.

J.

Executive holds 37,445 options to purchase shares of common stock in MPG, of which 22,467 have not vested (the “Unvested MD Tranche-B Options”), at an exercise price of $14.75 and is a party to the Tranche-B Replacement Option Agreement and the Stockholders’ Agreement with respect thereto.

K.

Executive holds 65,390 options to purchase shares of common stock in MPG, of which 43,593.33 have not vested, at an exercise price of $20.00 and is a party to the 10% Grant Option Equivalent Agreement and the Stockholders’ Agreement with respect thereto.

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L.

Executive holds 26,285 options (the “10% Grant Common Share Equivalent Options”) to purchase shares of common stock in MPG, all of which have vested, at an exercise price of $20.00 and is a party to the 10% Grant Common Share Equivalent Agreement and the Stockholders’ Agreement with respect thereto.

M.

Executive holds 20,764 options (the “LTIP Options” and together with all other unvested options, the “Unvested Options”) to purchase shares of common stock in MPG, all of which are unvested, at an exercise price of $18.90, subject to the terms of MPG’s long term incentive plan and the Stockholders’ Agreement with respect thereto.

N.	In consideration of the consideration, representations and covenants herein, the parties have agreed to the following terms and conditions and to release each other as set forth herein.

Now, therefore, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties do hereby agree as follows:

Section 1.Separation of Relationship.

1.1Resignation.  Effective at 11:59 p.m. on the Separation Date, Executive shall cease serving as Co-President of MPG and President and Chief Executive Officer of Metaldyne LLC.

1.2Director and Officer Positions.  Effective at 11:59 p.m. on the Separation date, Executive hereby resigns as a director and officer of each MPG and its subsidiaries that he currently serves on. Executive will execute a resignation letter in the form attached hereto as Exhibit A.

1.3Separation of Employment. The parties agree that the Employment Agreement will be terminated as of the Separation Date, notwithstanding any provisions to the contrary contained in the Employment Agreement.  Except as otherwise provided herein, all duties and obligations of the parties hereto under the Employment Agreement and pursuant to the Executive’s employment and relationships with MPG are completely extinguished as of the Separation Date.

1.4Corporate Property.  Executive shall return any and all property of MPG or any of its subsidiaries, on or before the Separation Date.

Section 2.Compensation and Benefits.

2.1.1Continued Compensation Through Separation Date.  During the Period of Continued Employment, Executive will continue to be paid the compensation and benefits to which he was entitled as of the date hereof.

2.1.2Continued Compensation After Separation Date; Payment of 2015 Bonus   Provided that he does not violate the other terms and conditions set forth herein, for a period of eighteen months (18) following the Separation Date, Executive will receive the

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compensation set forth in Section 5(a) of the Employment Agreement and reimbursement for his COBRA (as defined below) costs and will be entitled to his full bonus for 2015  paid as and when due in the ordinary course of the business (i.e., after delivery of the financial statements for 2015), subject to the requirement that all conditions to the payment of the bonus are met or waived.

2.1.3Restricted Stock.

(a)

Vesting of All RSUs.  In accordance with Sections 5(l) and 5(o) of the RSA (and any comparable provisions of any other grant agreement related to the RSU’s), MPG and Executive hereby agree, subject to the terms hereof, to waive Sections 3(a) and 3(b) with respect to the vesting schedule of the RSUs.  Notwithstanding any other provision to the contrary in the RSA, but subject to the following sentence, on December 31, 2015, all of the RSU’s held by the Executive shall immediately vest; provided that Executive is in compliance with his obligations hereunder and under his Employment Agreement through the Separation Date.  In lieu of the vesting of 43.85% of the RSU’s, such RSUs shall be cancelled and MPG shall pay to the Executive an amount equal to the fair market value of such RSUs; provided that MPG shall be entitled to withhold such amounts and pay them over to the appropriate governmental authorities in a manner consistent with Section 3(f) of the Employment Agreement.

2.1.4Options.

(a)

Vesting of All Options.  In accordance with Section 16 of each of the Tranche-A Replacement Option Agreement, the Tranche-B Replacement Option Agreement,  and the 10% Grant Option Equivalent Agreement, MPG and Executive hereby agree, subject to the terms hereof, to waive (i) the first sentence of Section 6 of each such agreement with respect to the exercisability of options upon Executive’s termination of service with MPG and (ii) Section 4(a) of each such agreement with respect to the vesting schedules of the Unvested Options.   MPG and Executive also waive any other provision of the Executive’s options referred to herein, which requires exercise of the option prior to the stated term based on the Executive’s termination of employment.

Notwithstanding any other provision to the contrary in the Tranche-A Replacement Option Agreement, the Tranche-B Replacement Option Agreement or the 10% Grant Option Equivalent Agreement on any other option agreement related to the Unvested Options, on December 31, 2015, all Unvested Options held by the Executive shall immediately vest and become exercisable; provided that Executive is in compliance with his obligations hereunder and under his Employment Agreement through the Separation Date.

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(b)

Cashless Exercise.  MPG acknowledges that, pursuant to Section 5(b)(iv) of the Tranche-A Replacement Option Agreement and the Tranche-B Replacement Option Agreement and Section 5(b)(ii) the 10% Grant Option Equivalent Agreement and the 10% Grant Common Share Equivalent Agreement, Executive has the right, but not the obligation, to exercise the options pursuant to a “cashless exercise” procedure.

(c)

Waiver of Timing.  In accordance with Section 16 of each of the Tranche-A Replacement Option Agreement, the Tranche-B Replacement Option Agreement, the 10% Grant Option Equivalent Agreement, and the 10% Grant Common Share Equivalent Agreement (and any other equivalent provisions of any of the other Options), MPG and Executive hereby agree, subject to the terms hereof, to waive the requirement in Section 6 of each of the Tranche-A Replacement Option Agreement, the Tranche-B Replacement Option Agreement, the 10% Grant Option Equivalent Agreement, and the 10% Grant Common Share Equivalent Agreement (and any other equivalent provisions of any of the other Options) regarding the restrictions on Executive’s ability to exercise the options after the Separation Date; provided that Executive exercise such options prior to the fifth anniversary of the Separation Date, otherwise such options are forfeited.

Section 3.Additional Consideration.

Executive expressly acknowledges that, but for signing this Agreement and the Release contained herein, he would not be eligible for the benefits set forth in Section 3 of the Employment Agreement.

Section 4.General Release.

4.1In exchange for and in consideration of the mutual promises and payments and other benefits provided under this Agreement, Executive, individually and on behalf of his heirs, executors, administrators, successors, assigns, agents, counsel and other representatives, hereby releases and forever discharges MPG, its stockholders, members, affiliated entities, predecessors, successors or assigns, their employee benefit plans and trustees, fiduciaries, administrators and parties-in-interest of those plans, and any of its and their present and former members, officers, directors, supervisors, employees, agents, administrators, members, agents, attorneys, insurers, re-insurers, contractors, and other representatives (whether acting as agents or in their individual capacities) (collectively, the "Released Parties") from any and all waivable claims, demands, prayers for relief, causes of action, rights or damages he may have against MPG or any other Released Parties, arising, directly or indirectly, out of his employment and/or Separation of employment with MPG, whether known or unknown, and whether arising from tort, statute or contract, arising or existing on or before the date on which Executive signs and executes this Agreement, including, but not limited to all waivable claims arising under federal, state or local laws including those arising under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act ("ADA"), as amended; the Worker Adjustment and Retraining Notification Act ("WARN"); the Consolidated Omnibus Budget Reconciliation

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Act, as amended ("COBRA"), the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of MPG subject to the terms and conditions of such plan and applicable law); the Equal Pay Act, as amended; the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. ("OSHA"), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, as amended;, and any other federal, state or local law, regulation, ordinance or judicial decision governing or otherwise pertaining in any way to employment, discrimination in employment, the terms and conditions of employment, and the Separation of employment.

4.2This release and waiver also includes any claims that Executive had, has or may have under common law including, without limitation, constructive, wrongful, retaliatory or abusive discharge, breach of contract (whether express or implied), breach of the covenant of good faith and fair dealing, promissory estoppel, reliance, fraud, misrepresentation, negligence, defamation, libel, slander, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, violation of public policy, and any other claim or tort.

4.3By signing this Agreement, Executive agrees that his waivers and releases expressly include a waiver of all claims for damages, penalties, attorney's fees, costs, disbursements and the like.  Executive further agrees that his waivers and releases include a waiver of all claims existing before the date on which Executive signs this Agreement, which he knows about and those claims which he does not know about.  He also warrants and represents that he has not assigned any interest in any claim released by this Agreement, and that he fully indemnifies and holds the Released Parties harmless for any claims or damages, including attorney's fees, based upon any claim assigned by him.  Executive understands that the laws cited above give him important remedies that relate to claims he has or may have arising out of or in connection with his employment and/or separation from employment, and he acknowledges that he freely and voluntarily gives up those remedies and claims.

4.4Executive covenants not to sue the Released Parties for any claim released herein.

4.5Notwithstanding the foregoing, nothing in this Agreement prevents Executive from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or any similar state or local fair employment practices or human rights enforcement agency.  However, except where otherwise prohibited by law, the consideration provided to Executive in this Agreement shall be the sole relief provided to Executive for the claims that are released by him herein and Executive shall not be entitled to recover and agrees to waive any monetary benefits or recovery against MPG or any of the MPG Entities in connection with any such claim, charge or proceeding without regard to who brought such Complaint or Charge.

4.6MPG agrees that after the Separation Date it shall not retroactively claim that Executive’s departure from MPG was a termination of employment for Cause (as such term is defined in the Employment Agreement).

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4.7For the avoidance of doubt the release contained in this Section 4 shall not affect any right to payment that Executive may have pursuant to the Escrow Agreement.

Section 5.Exclusions from General Release.

5.1Nothing in this Agreement shall be a waiver of claims that may arise after the date on which Executive signs this Agreement, nor shall it limit Executive's right to bring an action to enforce the terms of this Agreement.

5.2Also excluded from the Release described in Section 4 above are any claims or rights which cannot be waived by law, including but not limited to any rights Executive may have under any indemnification arrangement or insurance policy of MPG with respect to Executive, any claim for accrued but unpaid wages (including payment for Executive's earned salary, unless otherwise mandated by law, less all applicable federal, state and local employment and income taxes and other required or elected withholdings), unemployment benefits, or any accrued, vested rights existing under any MPG-sponsored benefit plan, including a 401K plan, stock purchase or stock option plan or agreement to which MPG and Executive are parties or any other document or agreement pertaining to stock of the MPG which is held by Executive, in accordance with the terms of those plans as they may be amended from time to time.  Further, nothing in the Release shall preclude Executive from purchasing continuation health benefits coverage under MPG's group healthcare plans, to the extent otherwise eligible and for the period provided by law, pursuant to COBRA.

Section 6.Non-Admission of Liability.

6.1By entering into this Agreement, MPG does not make any admission, agreement, consent, statement or declaration that it or any other Released Party has violated any law, committed any wrongdoing, interfered with any right, breached any obligation or contract, or otherwise engaged in any improper or illegal conduct, owes Executive any money, or has treated him unlawfully or unfairly in any way.  In fact, Executive understands and agrees that MPG and the other Released Parties specifically deny that they have violated or abridged any federal, state or local law or ordinance, or any right or obligation that they owe or may have owed to him at any time.

6.2By entering into this Agreement, Executive does not make any admission, agreement, consent, statement or declaration that he has violated any law, committed any wrongdoing, interfered with any right, breached any obligation or contract, or otherwise engaged in any improper or illegal conduct, owes MPG any money, or has treated him unlawfully or unfairly in any way.  In fact, MPG understands and agrees that the Executive specifically denies that he has violated or abridged any federal, state or local law or ordinance, or any right or obligation that he owes or may have owe to it at any time.

6.3Executive understands and agrees that he is barred from seeking to introduce this Agreement into evidence in any federal, state or administrative proceeding or during any arbitration, except to enforce its express terms as stated herein, since this Agreement is not in any way an admission by the Released Parties that they breached any legal duty owed to him or are liable to him in any way.

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Section 7.Right to Revoke the Agreement.

Executive has the right to revoke this Agreement within seven days after he signs it (the “Revocation Period”), and this Agreement shall not become effective or enforceable until the Revocation Period has expired.  To revoke this Agreement, Executive must provide MPG with a notice signed by Executive which states that he is revoking this Agreement, addressed as described in Section 14.1.1, and that notice must be received by MPG no later than 5:00 p.m. Eastern Time on the first business day after the end of the Revocation Period.  If Executive revokes this Agreement, he will have no right to receive any of the consideration from MPG described in this Agreement, including that described in Sections 2 and 3 hereof.

Section 8.Advice to Consult with Attorney.

MPG advises Executive to consult with an attorney of his choosing before signing this Agreement.

Section 9.No Assignment of Released Claims.

The Executive represents and warrants that:  (a) he has not assigned or transferred to any person or entity the claims released herein; (b) he is the sole party in interest with respect to such claims; and (c) he shall protect, defend, hold harmless and indemnify MPG and MPG Parties hereto from any and all claims, damages or liabilities arising from or related to the claims released herein that may be asserted by anyone claiming by, through, under or on behalf of such party.

Section 10.Costs.

Each party shall bear his or its own costs, including but not limited to attorney’s fees, incurred in connection with this Agreement.

Section 11.No Future Employment.

Executive agrees that the Released Parties have no obligation, contractual or otherwise, to rehire, reinstate, re-employ, or recall him in the future, or to consider any employment application submitted by him.  Executive represents that a refusal by the Released Parties to hire him in the future as an employee or an independent contractor, whether on a full-time, part-time or temporary basis, shall not be deemed retaliatory.

Section 12.Surviving Employment Agreement Provisions.

12.1Executive reaffirms and agrees to observe and abide by the surviving terms of the Employment Agreement, specifically including Sections 7 (Confidential Information), 8 (Intellectual Property, Inventions and Patents), 9 (Non-Compete, Non-solicitation), and 28 (Executive’s Cooperation).  Executive acknowledges and agrees that MPG is relying on Executive’s compliance with the Employment Agreement as an essential term of this Agreement, and that if Executive violates such agreement, that MPG will be entitled to cease

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and/or recover payments made pursuant to Section 2 hereof, in addition to seeking any other remedies it may have under the Employment Agreement, this Agreement or otherwise.

12.2Executive agrees that the restrictions set forth in this Section 12 are reasonable and that the protections afforded MPG in this Section 12 are no more than is necessary to protect their legitimate business interests.

12.3Nothing contained herein shall restrict Executive’s right to any D&O insurance or indemnification coverage that Executive may be entitled to under the Employment Agreement or MPG’s certificate of incorporation or bylaws, and MPG shall cooperate with Executive in good faith to ensure that he enjoys the rights and benefits of any such D&O insurance or indemnification coverage after the Separation Date.

Section 13.Confidentiality of this Agreement.

13.1The parties agree that neither they, their counsel, nor anyone acting on their behalf shall provide a copy of this Agreement to anyone, introduce or attempt to introduce it in any proceeding, or disclose the terms or existence of it in any other manner to anyone, except that: (a) the parties may, subject to the applicable rules of procedure and evidence, introduce it in a proceeding for violation of this Agreement; (b) the parties may disclose it and its terms upon mutual written consent; (c) the parties may, as reasonably necessary for the conduct of their business and affairs, disclose it and its terms to their attorneys and accountants, who shall keep it and its terms confidential; (d) MPG may, as reasonably necessary for the conduct of its business and affairs, disclose it and its terms to MPG Parties; and (e) the parties may disclose it and its terms to the extent required by law or judicial order.

Section 14.Notices.

14.1Except as otherwise provided in this Agreement, any notice, payment, demand, request or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be duly given by the applicable party if given to the applicable party at his or its address set forth below:

14.1.1If to MPG:

Attention:  Kevin Penn and Eric L. Shondorf, Esq.

Metaldyne Performance Group, Inc.

c/o American Securities LLC

299 Park Avenue, 34th Floor

New York, New York 10171

Fax: (212) 697-5524

Attention: Kevin Penn and Eric L. Schondorf, Esq.

or to such other address as MPG may from time to time specify by written notice to the Executive; and

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14.1.2If to Executive:

Thomas A. Amato

3 Windward Pl.

Gross Pointe Farms, Michigan 48236

or to such other address as the Executive may from time to time specify by written notice to MPG.

14.2Any such notice shall, for all purposes, be deemed to be given and received:

14.2.1if by hand, when delivered;

14.2.2if given by nationally recognized and reputable overnight delivery service, the business day on which the notice is actually received by the party; or

14.2.3if given by certified mail, return receipt requested, postage prepaid, three business days after posted with the United States Postal Service.

Section 15.Entire Agreement.

This Agreement and the Employment Agreement together contain the entire understanding of the parties with respect to Executive’s employment and separation from employment.  This Agreement merges and supersedes all prior and/or contemporaneous agreements, communications and understandings between the parties, written or oral, with respect to its subject matter and there are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties with respect to the subject matter hereof other than those expressly set forth herein and portions of the Employment Agreement expressly referenced herein, including Sections 7 (Confidential Information), 8 (Intellectual Property, Inventions and Patents), 9 (Non-Compete, Non-solicitation), and 28 (Executive’s Cooperation) thereof.  This Agreement may be amended only by a written instrument duly executed by all parties or their respective successors, assigns heirs or legal personal representatives.

Section 16.Governing Law and Venue.

The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Michigan without giving effect to the principles of conflicts of law.  For purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted only in, any federal or state courts of the State of Michigan.

Section 17.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original document and all of which, taken together, shall be deemed to constitute a single original document.

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Section 18.Third Party Beneficiaries.

Each of the parties agree that, there are no third party beneficiaries of this Agreement, and, as such, no other parties shall have the right to demand the performance of any and all obligations of the parties hereunder.

Section 19.Authority.

The individuals executing this Agreement on behalf of each of the parties hereby represent and warrant that they have the respective authority to execute this Agreement on behalf of such party.

Section 20.Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 21.Severability.

Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction or with respect to any person shall, as to such jurisdiction or person, be ineffective only to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.Assignment.

Except as otherwise provided herein, no party may assign or transfer any of his or its rights or liabilities under this Agreement without the prior written consent of the other parties hereto.

Section 23.Nothing Shall Affect Release.

The parties further agree mutually that no fact, evidence, event or transaction currently unknown to him, it or them, but which may hereafter become known to him, it or them shall affect in any manner the final and unconditional nature of the release stated above.

Section 24.Waiver of Breach.

The waiver by any party of a breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.

Section 25.Headings.

The article and section headings contained herein are for convenience only and shall not in any way affect the interpretation, construction or enforceability of any provision of this Agreement.

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Section 26.Further Assurances.

The parties shall, from time to time, do and perform such further acts and execute and deliver such further instruments, assignments and documents as may be required or reasonably requested by either party to establish, maintain or protect the respective rights of the parties to carry out and to effect the transactions and the intentions and purposes of this Agreement.

Section 27.Knowing and Voluntary Agreement.

Executive acknowledges and agrees that:

27.1Executive has carefully read this Agreement and fully understands its meaning, including that by signing and not revoking this Agreement, Executive is releasing all known and unknown claims against all of the Released Parties except as provided in Section 5;

27.2Executive had the opportunity to take up to 21 days after receiving this Agreement to review it before he signed it, and if Executive signed before that 21-day period expired, Executive did so of his own free will;

27.3Executive is voluntarily signing this Agreement without any threat or coercion; and

27.4everything Executive has received or will receive for signing this Agreement is described herein, and Executive is not relying on any other promises or representations in deciding to sign this Agreement.

Section 28.Nondisparagement.

Executive shall not, directly or indirectly, in any capacity, without the prior written consent of MPG, which may be granted or withheld in the sole and absolute discretion of MPG, make any statement or criticism that is adverse to the interests of MPG Entities and/or MPG’s affiliates or their customers; nor will Executive take any action that may reasonably cause MPG Entities and/or MPG’s affiliates or their clients embarrassment, humiliation, or otherwise cause or contribute to MPG Entities and/or MPG’s affiliates or their customers being held in disrepute by the public or MPG Entities’ customers or executives, except as required by law; it being understood that, without limiting the generality of the foregoing, this prohibition will apply to any disparaging statements concerning or criticisms of MPG Entities or MPG’s affiliates or their clients made in public forums or to MPG Entities and/or MPG’s affiliates’ clients.  Similarly, MPG Entities shall not, directly or indirectly, in any capacity, without the prior written consent of Executive, which may be granted or withheld in the sole and absolute discretion of Executive, make any statement or criticism that is adverse to the interests of Executive; nor will MPG Entities take any action that may reasonably cause Executive embarrassment, humiliation, or otherwise cause or contribute to Executive being held in disrepute by the public, except as required by law; it being understood that, without limiting the generality of the foregoing, this prohibition will apply to any disparaging statements concerning or criticisms of Executive made in public forums.

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Section 29.Public Statements.

Prior to issuing any press release or Form 8-K regarding Executive’s termination from MPG, MPG shall (i) give Executive with a copy of such statement, (ii) give Executive reasonable time to review and comment on such statement and (iii) incorporate Executive’s comments to such statement (if any) in good faith.

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IN WITNESS WHEREOF, the parties have executed and delivered the foregoing Agreement, to be effective as of the day and year first above written.

/s/ Thomas A. Amato
Thomas A. Amato (the "Executive")
Dated:	December 14, 2015

Metaldyne Performance Group, Inc., a Delaware corporation (“MPG”).

By:	/s/ Mark Blaufuss
Mark Blaufuss
Its:	Chief Financial Officer

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Exhibit A

December ___, 2015

Gentlemen:

I hereby resign from any and all director positions in the following companies effective as of 11:59 p.m. on December 23, 2015 Metaldyne Performance Group, Inc. and all of its subsidiaries including _________________________.

Sincerely,

/s/ Thomas A. Amato

Thomas A. Amato

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